SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

FINAL AMENDMENT

Under the Securities Exchange Act of 1934

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

        PureSpectrum, Inc.
(Name of Issuer)

         Common Stock, par value $0.0001 per share
(Title of Class of Securities)

             74624D102000
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☒  Rule 13d-1(d)

SCHEDULE 13G

CUSIP No. 74624D102000

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First New York Securities LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 1,120,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 1,120,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,120,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12)	TYPE OF REPORTING PERSON BD

SCHEDULE 13G

CUSIP No. 74624D102000

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dimitrios Balodimas
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74624D102000

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thomas F. Donino
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 24,700
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 24,700
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,700
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12)	TYPE OF REPORTING PERSON IN

 SCHEDULE 13G

CUSIP No. 74624D102000

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Andrew Brown
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
		6)	SHARED VOTING POWER 1,120,000
		7)	SOLE DISPOSITIVE POWER 0
		8)	SHARED DISPOSITIVE POWER 1,120,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10)
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☒
Excludes 1,120,000 shares owned by First New York Securities L.L.C. as to which the reporting person disclaims beneficial ownership.

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).	Name of Issuer:

PureSpectrum, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

118 Pipemakers Circle
Suite 105
Pooler, Georgia 31322

Item 2(a).               Name of Person Filing:

(1)           First New York Securities LLC (“FNYS”)

(2)           Dimitrios Balodimas.  Mr. Balodimas is a Partner of FNYS.

(3)           Thomas F. Donino.  Mr. Donino is a Partner of FNYS.

(4)           Andrew Brown.  Mr. Brown is a Partner of FNYS.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

(1)	First New York Securities L.L.C.	90 Park Avenue , 5th Floor New York, NY 10016

(2)	Dimitrios Balodimas	c/o First New York Securities L.L.C. 90 Park Avenue, 5th Floor New York, NY 10016

(3)	Thomas F. Donino	c/o First New York Securities L.L.C. 90 Park Avenue, 5th Floor New York, NY 10016

(4)	Andrew Brown	c/o First New York Securities L.L.C. 90 Park Avenue, 5th Floor New York, NY 10016

Item 2(c).	Citizenship:

(1)	First New York Securities L.L.C. New York

(2)	Dimitrios Balodimas United States

(3)	Thomas F. Donino United States

(4)	Andrew Brown United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $.0001 per share

Item 2(e).	CUSIP Number:

74624D102000

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(ii)(J)

(k)	☐	Group, in accordance with §240.13d-1(b)(ii)(K)

Item 4.	Ownership.

(a)	Amount beneficially owned:

(1)	First New York Securities L.L.C. 1,120,000

(2)	Dimitrios Balodimas 0

(3)	Thomas F. Donino 24,700

(4)	Andrew Brown 01

(b)	Percent of class2:

(1)	First New York Securities L.L.C. 0.3%

(2)	Dimitrios Balodimas 0%

________________________

1 The reporting person disclaims beneficial ownership of 1,120,000 shares owned by First New York Securities L.L.C.

2 Percentages are based on 389,150,842 shares of Common Stock outstanding (as set forth in the Issuer’s Form 10-Q filed on December 1, 2010).

(3)	Thomas F. Donino 0%

(4)	Andrew Brown 0%3

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 0

(2)	Dimitrios Balodimas 0

(3)	Thomas F. Donino 24,700

(4)	Andrew Brown 0

(ii)	Shared power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 1,120,000

(2)	Dimitrios Balodimas 0

(3)	Thomas F. Donino 0

(4)	Andrew Brown 1,120,0003

(iii)	Sole power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 0

(2)	Dimitrios Balodimas 0

(3)	Thomas F. Donino 24,700

(4)	Andrew Brown 0

(iv)	Shared power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 1,120,000

(2)	Dimitrios Balodimas 0

(3)	Thomas F. Donino 0

(4)	Andrew Brown 1,120,0003

__________________________

3 The reporting person disclaims beneficial ownership of 1,120,000 shares owned by First New York Securities L.L.C.

Item 5.	Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five (5) percent of the class of securities.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See identities of Reporting Persons on cover pages.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2011
FIRST NEW YORK SECURITIES LLC

By: /s/ Harris Sufian
   Name: Harris Sufian
   Title:   Managing Member

/s/ Dimitrios Balodimas
Dimitrios Balodimas

/s/ Thomas F. Donino
Thomas F. Donino

/s/ Andrew Brown
Andrew Brown